UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2009

SeraCare Life Sciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-34105	33-0056054
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

37 Birch Street, Milford, Massachusetts		01757
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 244-6400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2009, SeraCare Life Sciences, Inc. (the "Company") amended its promissory note, mortgage and related loan documents on the Company’s West Bridgewater facility, by entering into an Amendment to Promissory Note, Loan Agreement, Mortgage and Loan Documents and Assumption and Loan Modification Agreement (the "Loan Amendment"), by and between Commerce Bank & Trust Company (the "Lender") and the Company. The following summary of the Loan Amendment is qualified in its entirety by reference to the text of the Loan Amendment, a copy of which is furnished as Exhibits 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Under the Loan Amendment, the Company will pay monthly principal and interest payments through October 2009 to reduce the principal balance of the loan to $1.2 million and thereafter make monthly principal and interest payments based on a ten-year amortization schedule. The Company continues to market the West Bridgewater facility and land for sale. Under the Loan Amendment, if the Company reduces the market listing price of the property, the Company must reduce the principal balance of the mortgage by the amount of the reduction in the listing price. The Loan Amendment also extends the final maturity to January 31, 2011. Under the Loan Amendment, the Company must pay interest at the Lender’s base rate plus 3%, with a floor of 6.25%. The Company must also maintain a minimum net worth of $18 million.

Item 9.01 Financial Statements and Exhibits.

(D) Exhibits. The following exhibits are filed as part of this report:

10.1 Amendment to Promissory Note, Loan Agreement, Mortgage and Loan Documents and Assumption and Loan Modification Agreement, dated July 31, 2009, by and between Commerce Bank & Trust Company and SeraCare Life Sciences, Inc.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeraCare Life Sciences, Inc.

August 3, 2009	By:	/s/ Gregory A. Gould

Name: Gregory A. Gould
Title: Chief Financial Officer, Secretary and Treasurer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Promissory Note, Loan Agreement, Mortgage and Loan Documents and Assumption and Loan Modification Agreement, dated July 31, 2009, by and between Commerce Bank & Trust Company and SeraCare Life Sciences, Inc.